Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

American Homes 4 Rent

Agoura Hills, CA

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of our report dated February 26, 2016, relating to the consolidated financial statements and schedule of American Homes 4 Rent appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and our report dated September 18, 2017, relating to the consolidated financial statements of American Homes 4 Rent, L.P. and Subsidiaries and schedule appearing in the Company’s Form 8-K/A filed on December 1, 2017.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Los Angeles, CA

December 1, 2017